United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 6, 2016

ISORAY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-33407	41-1458152
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Hills Street, Suite 106, Richland, Washington 99354

(Address of principal executive offices) (Zip Code)

(509) 375-1202

(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 6, 2016, Dwight Babcock, Chairman and CEO of IsoRay, Inc. (the "Company"), informed the Board of his retirement from all positions held with the Company and its subsidiaries, including from Board service, effective as of January 7, 2016. There was no disagreement, as defined in 17 CFR 240.3b-7, between the Company and Mr. Babcock at the time of Mr. Babcock's notification of his impending retirement from the Board of Directors.

In connection with his retirement, on January 6, 2016, Mr. Babcock entered into a Severance Agreement, Waiver and Release (the "Agreement") with the Company and its subsidiaries. Pursuant to the Agreement, Mr. Babcock will continue to receive his base salary through January 6, 2017, and Mr. Babcock has agreed to a waiver and release of claims. In accordance with federal law, Mr. Babcock is entitled to revoke his acceptance of the Agreement within seven (7) days of its execution. If he revokes his acceptance, the Agreement will be of no further force or effect and Mr. Babcock will not be entitled to the benefits described above.

Pending locating an ultimate successor CEO, the Board has appointed William Cavanagh III, the Company’s Vice President, Research and Development, as interim CEO, and has elected Thomas LaVoy, Chair of the Audit Committee, as Chairman, each of whom took office on January 7, 2016.

Mr. Cavanagh, age 50, joined IsoRay Medical, Inc. in January 2010 and has served as Vice President, Research and Development since that time. Immediately prior to joining IsoRay Medical, Mr. Cavanagh was engaged in the research and development of dendritic cell therapies for cancer and infectious diseases. He served as Chief Scientific Officer for Sangretech Biomedical, LLC for the six years prior to joining IsoRay Medical. At Sangretech, he oversaw the design and implementation of a novel cancer therapy. Mr. Cavanagh began his extensive career in cancer treatment technologies in the early 1990s, when he helped lead research and development of a therapy involving the insertion of radioactive sources directly into the prostate for the treatment of prostate cancer (prostate brachytherapy). He has designed several cancer treatment-related studies, is listed as an author on 34 peer-reviewed publications, and is the listed inventor on a U.S. patent application detailing a novel treatment for cancer. Mr. Cavanagh has also served as Director of the Haakon Ragde Foundation for Advanced Cancer Studies in Seattle, Washington, where he led the research foundation in the selection of viable research projects directed at treating advanced cancers. Mr. Cavanagh holds a B.S. in Biology from the University of Portland (Oregon) and attended two years of medical school before beginning his career in research management.

Neither the Company nor any of its subsidiaries has entered into any transactions with Mr. Cavanagh described in Item 404(a) of Regulation S-K other than in connection with his existing employment with the Company. Mr. Cavanagh was not appointed pursuant to any arrangement or understanding between Mr. Cavanagh and any other person. There are no family relationships between Mr. Cavanagh and any director or executive officer of the Company. In connection with Mr. Cavanagh's appointment as interim CEO, the Company did not enter into or materially amend any plan, contract, or arrangement that Mr. Cavanagh will participate in as interim CEO. However, Mr. Cavanagh did receive a salary increase of $17,000 and one time bonus of $10,000 effective as of January 7, 2016.

Item 8.01	Other Events

On January 7, 2016, IsoRay, Inc. issued a press release announcing Mr. Babcock’s planned retirement, the text of which is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	Press release issued by IsoRay, Inc., dated January 7, 2016.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 12, 2016

IsoRay, Inc., a Minnesota corporation

	By:	/s/ Brien Ragle
Brien Ragle, CFO